EXHIBIT 99.1

NEWS RELEASE DATED September 10, 2009

Netsol Technologies Issues Shareholder Update

EMERYVILLE, CA – September 10, 2009 — NetSol Technologies, Inc. “NetSol” (NASDAQ CM: NTWK) (NASDAQ DUBAI: NTWK), a U.S. corporation providing global business services and enterprise application solutions to private and public sector organizations worldwide, today announced that on September 3, 2009, the Company received a notice of deficiency from NASDAQ.  The notice arose out of an April 2009 transaction whereby a rule 144 restricted share offering was made to key employees and consultants, as an incentive plan that specifically excluded officers and directors of the Company, at a discount to the market.   Since the Employee offering was made at a discount to the market at that time, the transaction was classified by NASDAQ as an employee compensation arrangement requiring shareholder approval for the transaction.  As prior shareholder approval was not acquired, the transaction was deemed to be in violation of Listing Rule 5635(c).

NetSol Technologies states that at no time, when entering into the agreements with its key employees, did the Company intend to issue shares in violation of Rule 5635(c).  The purchase agreements have subsequently been amended by setting the offer price to market to remedy the violation.  The Company has now received notice from NASDAQ that, with this remedy, NetSol is no longer in violation of the listing rules.

About  NetSol Technologies, Inc.

NetSol Technologies, Inc. (NASDAQ CM: NTWK) (NASDAQ DUBAI: NTWK) is a worldwide provider of global business services and enterprise application solutions. Since its inception in 1995, NetSol has used its BestShoring™ practices and highly experienced resources in analysis, development, quality assurance, and implementation to deliver high-quality, cost-effective solutions. Specialized by industry, these product and services offerings include credit and finance portfolio management systems, hospital/healthcare information management systems (HIMS), SAP consulting and services, custom development, systems integration, and technical services for the global Financial, Healthcare, Insurance, Energy, and Technology markets. NetSol's commitment to quality is demonstrated by its achievement of the ISO 9001, ISO 27001, and SEI (Software Engineering Institute) CMMI (Capability Maturity Model) Maturity Level 5 assessments, a distinction shared by fewer than 100 companies worldwide. NetSol Technologies' clients include Fortune 500 manufacturers, global automakers, financial institutions, utilities, technology providers, and government agencies. Headquartered in Emeryville, California, NetSol Technologies has operations and offices in Adelaide, Bangkok, Beijing, Lahore, London, and San Pedro Sula.

To learn more about NetSol Technologies, Inc., visit www.netsoltech.com

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NetSol Technologies, Inc. Forward-looking Statement

This press release may contain forward looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance.

Contacts:
Investor Relations
Christopher Chu
Grayling
Tel:   +1-646-284-9426
Email: christopher.chu@us.grayling.com